Exhibit 10.2

U.S. Notice of Terms

Supplemental Performance-Based Restricted Stock Units

To:	David L. Calhoun

BEMSID:

Grant Date:	February 24, 2020

The Boeing Company (the “Company”) has awarded you a Supplemental Performance-Based Restricted Stock Unit award (the “Award”) pursuant to The Boeing Company 2003 Incentive Stock Plan, as amended and restated from time to time (the “Plan”), and the provisions contained herein (the “Notice”). Capitalized terms not otherwise defined in this Notice shall have the meaning ascribed to them in the Plan. Your Award is subject to the terms of the Plan. If there is any inconsistency between the terms of this Notice and the terms of the Plan, the Plan’s terms shall control. You are required to accept and acknowledge the terms and conditions of the Award, through the mechanism and procedures determined by the Company, as a condition to receiving the Award. The terms and conditions of the Award are as follows:

1.	PBRSU Award. You have been awarded 21,988 Performance-Based Restricted Stock Units (“PBRSUs”). Each PBRSU corresponds to one share of Common Stock.

2.	PBRSU Account. The Company will maintain a record of the number of awarded PBRSUs in an account established in your name.

3.

Vesting of PBRSUs. At the time your PBRSUs vest, the Company will issue to you shares of Common Stock equal in number to the vested number of whole PBRSUs in your account, after deduction of shares to cover appropriate taxes and other charges as described in Section 9.2. Your PBRSUs will vest as follows:

3.1 50% of the PBRSUs (“Tranche 1”) will vest upon the second anniversary of the Grant Date (the “First Vesting Date”), contingent upon certification by the Compensation Committee of the Board of Directors of the Company (the “Committee”) that the performance goals set forth on Appendix A hereto (the “Goals”) have been substantially achieved (the “Certification”). If the Certification has not occurred by or on the First Vesting Date, Tranche 1 will be subject to the vesting conditions set forth in Section 3.3.

3.2 The remaining 50% of the PBRSUs (“Tranche 2”) will vest upon the third anniversary of the Grant Date (the “Second Vesting Date”), contingent upon the Certification. If the Certification has not occurred by or on the Second Vesting Date, Tranche 2 will be subject to the vesting conditions set forth in Section 3.3.

3.3 If the Certification has not occurred by or on the First Vesting Date (with respect to Tranche 1) or the Second Vesting Date (with respect to Tranche 2), Tranche 1 and/or Tranche 2 (as applicable) will vest upon the date of Certification (the “Third Vesting Date”) that the Goals were achieved on or by December 31, 2023. If the Goals are not achieved on or by December 31, 2023, the PBRSUs will be forfeited in their entirety.

3.4 Vesting of PBRSUs upon the First Vesting Date, the Second Vesting Date, and/or the Third Vesting Date (collectively, the “Vesting Dates”) is contingent upon your continued active employment with the Company or a Related Company through the applicable Vesting Date(s), subject to application of Sections 6 and 7.

4.	Dividend Equivalents.

4.1 While PBRSUs are in your account, they will earn dividend equivalents in the form of additional PBRSUs. Specifically, as of each dividend payment date for Common Stock, your PBRSU account will be credited with additional PBRSUs (“dividend equivalent PBRSUs”) equal in number to the number of shares of Common Stock that could be bought with the cash dividends that would be paid on the PBRSUs in your account if each PBRSU were one share of Common Stock.

4.2 The number of shares of Common Stock that could be bought with the cash dividends will be calculated to two decimal places and will be based on the “Fair Market Value” of a share of Common Stock on the applicable dividend payment date. For purposes of this Award, “Fair Market Value” means the average of the high and the low per share trading prices for Common Stock as reported by The Wall Street Journal for the specific dividend payment date, or by such other source as the Company deems reliable.

4.3 Dividend equivalent PBRSUs will vest at the same time and in the same manner as the PBRSUs with which they are associated.

5.

Adjustment in Number of PBRSUs. The number of PBRSUs in your account will be adjusted proportionately for any increase or decrease in the number of issued shares of Common Stock resulting from any stock split, combination or exchange of Common Stock, consolidation, spin-off or recapitalization of Common Stock, or any similar capital adjustment or the payment of any stock dividend.

6.

Termination Due to Disability or Death. In the event your employment is terminated prior to any Vesting Date by reason of disability or death, any unvested portion of your PBRSUs, including any dividend equivalent PBRSUs, will be prorated based on the number of full and partial calendar months you spent on the active payroll during the applicable vesting period (i.e., for Tranche

1, the two-year period beginning on the Grant Date, and for Tranche 2, the three-year period beginning on the Grant Date), beginning with the first full calendar month after the Grant Date, calculated without regard to whether the Goals have been achieved. Payment for this Award will be made (i) as soon as administratively possible, but not later than 60 days after your termination of employment. For purposes of this Award, “disability” means a disability entitling you to benefits under any long-term disability policy sponsored by the Company or a Related Company.

7.

Forfeiture Upon Other Terminations. In the event your employment is terminated prior to any Vesting Date for any reason (including any involuntary termination by the Company and any voluntary termination by you) other than those reasons described in Section 6, all unvested PBRSUs (and all associated dividend equivalent PBRSUs) granted hereunder shall immediately be forfeited and canceled.

8.

Leave of Absence. Unless otherwise required by law, in the event you have an authorized leave of absence at any time during the vesting period which absence extends beyond three full calendar months (including any absence that began before the Grant Date), any unvested portion of your PBRSUs, including any dividend equivalent PBRSUs, will be prorated based on the number of full and partial calendar months you spent on the active payroll during the applicable vesting period (beginning with the first full calendar month after the Grant Date).

9.	PBRSU Award Payable in Stock.

9.1 Distribution from your PBRSU account will be made as soon as reasonably possible, but not later than 60 days, after the applicable Vesting Date, except as otherwise provided in Section 6. The number of shares distributed will be equal to the number of whole vested PBRSUs in your account, subject to deductions described in Section 9.2. Fractional share values will be applied to Federal income tax withholding.

9.2 The Company will deduct from the distribution of your vested PBRSUs any withholding or other taxes required by law and may deduct any amounts due from you to the Company or to any Related Company.

9.3 In the event you transfer from the US based payroll to a country in which PBRSU grants and related dividend equivalents are not settled in shares of Common Stock and you are scheduled for an PBRSU payout under Section 3 or 6 above while in such country, your distribution will be paid in cash.

10.	Transferability. PBRSUs are not transferable except by will or by laws of descent and distribution. You may designate a beneficiary to receive your Award in the event of your death.

11.	Clawback and Forfeiture Policy.

11.1 This Award and any proceeds resulting from the vesting of this Award are subject to the Clawback Policy adopted by the Company’s Board of Directors, as amended from time to time (the “Policy”). The Policy provides (among other things) that an Award may be subject to clawback and forfeiture (meaning that the Award or proceeds thereof must be promptly returned to the Company if already distributed, or that you will lose your entitlement to an Award if it has not yet been distributed) in the discretion of the Committee, if the Committee determines that you have (i) violated, or engaged in negligent conduct in connection with the supervision of someone who violated, any Company policy, law, or regulation that has compromised the safety of any of the Company’s products or services and has, or reasonably could be expected to have, a material adverse impact on the Company, the Company’s customers or the public; or (ii) engaged in fraud, bribery, or illegal acts like fraud or bribery, or knowingly failed to report such acts of an employee over whom you had direct supervisory responsibility.

11.2 In addition, subject to applicable law, or except as may be otherwise provided in the Addendum, this Award and any proceeds resulting from the vesting of this Award are subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, prior to the second anniversary of the later of the final Vesting Date or receipt of payment of the final installment of the Award: you (i) plead or admit to, are convicted of, or are otherwise found guilty of a criminal or indictable offense involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly engage in competition with any aspect of Company business with which you were involved or about which you gained Company proprietary or confidential information; (iii) induce or attempt to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, you or any third party; (iv) disparage or defame the Company or its products or current or former employees, provided that this clause shall not be construed to prohibit any individual from reporting, in good faith, suspected unlawful conduct in the workplace; or (v) take, misappropriate, use or disclose Company proprietary or confidential information. Clawback can, if possible and where permitted by local law, be made by deducting payments that will become due in future (including salary, bonuses, or share awards). Your acceptance of this Award shall constitute your acknowledgement and recognition that your compliance with this Section 11 is a condition for your receipt of this Award. For purposes of this Section 11, the Company shall include the Company and all Related Companies.

11.3 Nothing in this Section 11 will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings.

12.	Miscellaneous.

12.1 No Right to Continued Employment or Service. This Notice shall not confer upon you any right to continuation of employment by the Company or any Related Company nor shall this Notice interfere in any way with the Company’s or any Related Company’s right to terminate your employment at any time, except to the extent expressly provided otherwise in a written agreement between you and the Company or a Related Company.

12.2 Discretionary Nature of Plan; No Vested Rights. You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Award under the Plan is a one-time benefit and does not create any contractual or other right to receive other awards or benefits in lieu of awards in the future. Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the form of award and the vesting provisions.

12.3 Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

12.4 Section 409A. This Award is intended to be exempt from or otherwise comply with Section 409A of the Internal Revenue Code and the regulations and guidance issued thereunder (“Section 409A”), and shall be interpreted and construed consistently with such intent. If you are a Specified Employee (as defined by the Company for purposes of Section 409A) upon your separation from service (as defined under Section 409A), any payments that are subject to the requirements of Section 409A and payable upon such separation from service from shall be delayed until six months after the date of the separation from service, to the extent required under Section 409A.

12.5 Requirements of Law. The Award and payment thereof shall be subject to, and conditioned upon, satisfaction of all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.6 Addendum to Notice. Notwithstanding any provisions of this Notice to the contrary, the Award shall be subject to such special terms and conditions for the state in which you reside as the Company may determine in its sole discretion and which shall be set forth in an addendum to these terms and conditions (the “Addendum”). In all circumstances, the Addendum shall constitute part of this Notice.

12.7 Governing Law. All questions concerning the construction, validity and interpretation of this notice and the Plan shall be governed and construed according to the laws of the State of Delaware, without regard to the application of the conflicts of laws provisions thereof, except as may be expressly required by other applicable law or as may be otherwise provided in the Addendum. Any disputes regarding this Award or the Plan shall be brought only in the state or federal courts of the State of Delaware, except as may be expressly required by other applicable law or as may be otherwise provided in the Addendum.

12.8 Agreement to Terms of Plan, Notice and Addendum. By accepting this Award, you acknowledge that you have read and understand this Notice, the Addendum to this Notice, and the Plan, and you specifically accept and agree to the provisions contained therein.

Addendum to U.S. Notice of Terms

Supplemental Performance-Based Restricted Stock Units

The following provisions shall modify Section 11 of the Notice for employees who reside in or are otherwise subject to the laws of California:

Clause (ii) of Section 11.2 shall not apply.

To the extent expressly required by the laws of the State of California, all questions concerning the construction, validity, and interpretation of Section 11 shall be governed and construed according to the laws of the State of California, without regard to the application of the conflicts of laws provisions thereof.

The following provisions shall modify Section 11 of the Notice for employees who reside in or are otherwise subject to the laws of Colorado or Massachusetts:

Clause (ii) of Section 11.2 shall not apply.

The following provisions shall modify Section 11.2 of the Notice for employees who reside in or are otherwise subject to the laws of South Carolina:

For purposes of this Section 11.2, “engage in competition” shall mean providing services to a competitor of the Company (whether as an employee, independent contractor, consulting, officer, or director) that are the same or similar in function or purpose to the services you provided to the Company during the two years prior to your termination of employment with the Company and with respect to which you gained Company proprietary or confidential information, in the State of South Carolina or any state or territory within the United States in which the Company conducts substantial business.

The following shall replace Section 11.2 of the Notice for employees who reside in or are otherwise subject to the laws of Washington:

In addition, this Award and any proceeds resulting from the vesting of this Award are subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, during the Restricted Period: you (i) plead or admit to, are convicted of, or are otherwise found guilty of a criminal or indictable offense involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly Engage in Competition; (iii) induce or attempt to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, you or any third party; (iv) disparage or defame the Company or its products or current or former employees provided that this clause shall not be construed to prohibit any individual from reporting, in good faith, suspected unlawful conduct in the workplace; or (v) take, misappropriate, use, or disclose Company proprietary or confidential information. Clawback can, if possible and where permitted by local law, be made by deducting payments that will become due in future (including salary, bonuses, or share awards). Your acceptance of this Award shall constitute your acknowledgement and recognition that your compliance with this Section 11 is a condition for your receipt of this Award. For purposes of this Section 11, the Company shall include the Company and all Related Companies.

For purposes of this Section 11.2, “Restricted Period” shall mean, with respect to clauses (i), (iii), (iv), and (v) above, the period commencing on the date of the Award and ending on the second anniversary of the later of the final Vesting Date or receipt of payment of the final installment of the Award, and with respect to clause (ii) above, the period commencing on the date of the Award and ending eighteen months after the later of the Vesting Date or the receipt of payment of the Award. Notwithstanding anything herein to the contrary, clause (ii) shall not apply to you (x) following any termination of your employment by reason of layoff, or (y) during any year if you had annualized W-2 total earnings from the Company of $100,000 (or such dollar amount following adjustment for inflation as required by applicable Washington law) or less during the prior year, determined in accordance with applicable Washington law. For purposes of this Section 11.2, “Engage in Competition” shall mean providing services to a competitor of the Company (whether as an employee, independent contractor, consulting, officer, or director) that are the same or similar in function or purpose to the services you provided to the Company during the two years prior to your termination of employment with the Company and with respect to which you gained Company proprietary or confidential information, in the State of Washington or any state or territory within the United States in which the Company conducts substantial business.

All questions concerning the construction, validity, and interpretation of clause (ii) above shall be governed and construed according to the laws of the State of Washington, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding the construction, validity and interpretation of clause (ii) above shall be brought only in the state or federal courts of the State of Washington.